EXHIBIT 9

                               AMERICASBANK CORP.

                                  A Minimum of
         240,000 Shares of Common Stock @ $10.00 per share ($2,400,000)

                               Up To A Maximum of
         300,000 Shares of Common Stock @ $10.00 per share ($3,000,000)

                                ESCROW AGREEMENT

         THIS ESCROW AGREEMENT (this "Agreement") is made and entered into as of July 17, 1997, by and between The First National Bank of Maryland, Financial Institutions Division 101-710, P.O. Box 1596, Baltimore, Maryland 21203 (the "Escrow Agent"), and AmericasBank Corp., a Maryland corporation, 515 East Joppa Road, Towson, Maryland 21286 (the "Corporation").

         WHEREAS: The Corporation proposes to offer for sale and to sell a minimum of 240,000 and up to a maximum of 300,000 shares of its common stock (the "Common Stock") at a price of Ten Dollars
($10.00) per share; and

         WHEREAS: The Corporation intends to offer and sell the Common Stock in a public offering (the "Offering") pursuant to a prospectus (the "Prospectus") which forms part of the Corporation's registration statement on Form SB-1 (the "Registration Statement") filed with the Securities and Exchange Commission; and

         WHEREAS: Shares of Common Stock may be purchased by execution of the subscription agreement (the "Subscription Agreement") included in the Prospectus and payment of cash per share of Common Stock upon subscription; and

         WHEREAS: The Corporation desires to establish an Escrow Account (as defined herein) in which funds from subscribers will be deposited pending completion of the Escrow Period (as defined herein) and The First National Bank of Maryland agrees to serve as Escrow Agent in accordance with the terms and conditions of this Agreement.

         1. Escrow. On or prior to the date of the commencement of the Offering, the Corporation shall establish an interest-bearing escrow account with the Escrow Agent, which escrow account shall be entitled AmericasBank Corp. Escrow Account (the "Escrow Account"). The Escrow Agent shall receive and disburse the proceeds from the sale of shares of Common Stock in accordance with the terms of this Agreement. The Prospectus will provide instructions for subscribers to make checks for subscriptions payable to the order of The First National Bank of Maryland, Escrow Agent. Any checks received by the Escrow Agent that are made payable to a party other than the Escrow Agent shall be returned to the Corporation.


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         2. Escrow Deposits and Subscriber Information. The Corporation shall promptly deliver all monies received from subscribers for the payment of the Common Stock directly to the Escrow Agent together with a written account of each sale, which account shall set forth, among other things, the subscriber's name, address, social security number or taxpayer identification number, the number of shares of Common Stock purchased, the amount paid therefor, and whether the consideration received was in the form of a check, draft, money order or wire transfer. Fractional payments and incomplete accounts shall be returned to the Corporation. During the Escrow Period (as defined herein), the Escrow Agent shall deposit all monies received into the Escrow Account, and all monies so deposited are hereinafter referred to as the "Escrow Amount."

         The period during which funds shall be held in escrow (the "Escrow Period") shall begin with the commencement of the Offering and shall terminate upon the earlier to occur of the following dates:

                  A. The Escrow Release Date (as defined in Section 5) assuming that as of such date the Escrow Agent has received (i) the Condition Precedent Certificate (as defined in Section 5) and (ii) at least $2,400,000 in Collected Funds (as defined in
                           Section 5) or such lesser amount, but in no event less than $1,748,000, if the Escrow Agent has received the Lender Certificate (as defined in Section 5).

                  B. 5:00 P.M., December 31, 1997 (unless extended by the Corporation as permitted in the Prospectus to not later than 5:00 P.M., March 31, 1998); or

                  C. The date upon which a determination is made by the Corporation to terminate the Offering prior to the satisfaction of the conditions of the Offering as described in the Prospectus, and the Escrow Agent is notified in writing by the Corporation of such termination.

         During the Escrow Period, the Corporation is aware and understands that the Corporation is not entitled to any funds received into escrow and no amounts deposited in the Escrow Account shall become the property of the Corporation or any other entity, or be subject to the debts of the Corporation or any other entity, unless and until such funds are transferred by the Escrow Agent to the Corporation subject to the provisions of this Agreement.

         3. Collection of Checks. During the Escrow Period, the Escrow Agent is hereby authorized to forward each check for collection and, upon collection of the proceeds of each check, deposit the collected proceeds in the Escrow Account. As an alternative, the Escrow Agent may telephone the bank on which the

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check is drawn to confirm that the check has been paid. Any check returned unpaid shall be returned to the subscriber.

         If, after receipt by the Escrow Agent of any check or instrument hereunder, the Escrow Agent informs the Corporation that such check or instrument has been entered for collection by it hereunder, and such check or instrument is uncollectible, and payment of the funds represented by such check or instrument has been made by the Escrow Agent, the Corporation shall immediately reimburse the Escrow Agent for such payment, and the Escrow Agent shall deliver the returned check or instrument to the Corporation; provided, however, that nothing contained herein shall require or permit the Escrow Agent to invest or pay out funds which it has reason to believe are uncollectible; and provided further that nothing contained herein shall place any responsibility upon the Escrow Agent for collecting returned checks or instruments or advancing its own funds in payment of any such checks or instruments.

         If the Corporation rejects any subscription for which the Escrow Agent has already collected funds, the Escrow Agent, upon instructions from the Corporation as to the income earned by the subscriber of such subscription as determined in accordance with Section 7 hereof, shall promptly issue a refund check in the amount of the subscription together with any interest earned to the rejected subscriber. If the Corporation rejects any subscription for which the Escrow Agent has not yet collected funds but has submitted the subscriber's check for collection, the Escrow Agent shall promptly issue a check in the amount of the subscriber's check to the rejected subscriber after the Escrow Agent has cleared such funds. If the Escrow Agent has not yet submitted a rejected subscriber's check for collection, the Escrow Agent shall promptly remit the subscriber's check directly to the subscriber.


         4. Investment of Escrow Amount. The Escrow Amount shall be invested by the Escrow Agent at the written direction of the Corporation only in bank accounts, including savings accounts and bank money-market accounts, short-term certificates of deposit issued by a bank or short-term securities issued or guaranteed by the United States Government. In no event shall the Escrow Amount be invested in instruments that would mature after December 31, 1997 or such date not later than March 31, 1998 (in the event the Offering is extended by the Corporation as permitted in the Prospectus). Subject to the provisions of
Section 7 of this Agreement, the Escrow Agent shall retain all income earned with respect to the Escrow Amount.


         5. Escrow Release Date. "Qualifying Subscriptions" as used herein shall mean all subscriptions that have been received and accepted by the Corporation, including, but not limited to, subscriptions received and accepted from persons who have loaned money to the Corporation (the "Lenders") and who, pursuant to their agreement with the Corporation, have elected to seek payment of their loans through the issuance in the Offering to them of shares of Common Stock valued at $10.00 per share. If, at any time prior to the termination of the Escrow Period, the Corporation has

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received Qualifying Subscriptions for at least $2,400,000 in shares of Common
Stock and the other condition of the Offering as described in the Prospectus has been satisfied, then the Corporation shall notify the Escrow Agent and by instructions (which may accompany such notice or be provided subsequently) given at least two (2) business days in advance of the date on which the Corporation intends to obtain a release of funds from the Escrow Account (the "Escrow Release Date"), shall specify the Escrow Release Date (which must be not more than ten (10) days after the termination of the Escrow Period), the amount of Qualifying Subscriptions accepted by the Corporation as of the Escrow Release Date and the identity of the subscribers whose subscriptions have been accepted as of the Escrow Release Date (the "Escrow Closing Notice").

         On the Escrow Release Date, the Escrow Agent, upon receipt of a certificate from the Corporation certifying that all conditions of the Offering as set forth in the Prospectus have been met, including acceptance of Qualifying Subscriptions for at least $2,400,000 in shares of Common Stock, shall pay to the Corporation the amounts specified in the Escrow Closing Notice, and shall additionally pay to the Corporation the interest earned on such amount. The Escrow Agent shall pay the Corporation in the form of the Escrow Agent's check payable in New York Clearing House Funds or a wire transfer directly to a non-escrow deposit account (the "Deposit Account") established by the Corporation at the Escrow Agent.

         Notwithstanding anything to the contrary in this Agreement, in no event will the Escrow Agent pay over any amount to the Corporation unless the Escrow Agent has received at least $2,400,000 in Collected Funds or such lesser amount, but in no event less than $1,748,000, if the Corporation delivers a certificate to the Escrow Agent (the "Lender Certificate") certifying that the Collected Funds, together with the amount of loans being converted by the Lenders to shares of Common Stock, totals $2,400,000. For purposes of this Agreement, the term "Collected Funds" shall mean all funds received by the Escrow Agent which have cleared normal banking channels and are in the form of cash.

         6. Subscriptions Received After Escrow Release Date. After the Escrow Release Date, any subscriptions received by the Escrow
Agent shall be endorsed by the Escrow Agent to the Corporation and deposited directly into the Deposit Account. Assuming the acceptance of such subscriptions, such deposits, upon clearing normal banking channels, shall be immediately available for use by the Corporation and the Escrow Agent shall have no obligations with respect to such deposits.

         7. Failure to Meet Conditions. If, prior to the termination of the Escrow Period, the Corporation has not met the conditions of the Offering as set forth in the Prospectus, including acceptance of Qualifying Subscriptions for at least $2,400,000 in shares of Common Stock, then the Escrow Agent, upon instructions from the

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Corporation as to the income earned by each subscriber on the subscriber's subscription funds, shall promptly refund to each subscriber the amount received from the subscriber, without deduction, penalty, or expense to the subscriber, together with any interest as has been credited to him, in the form of the Escrow Agent's check and the Escrow Agent shall inform the Corporation of its distribution of the funds. Income received from the investment of the Escrow Amount shall be credited to the subscribers in proportion to the amounts deposited with respect to each subscriber and in proportion to the number of days the collected Escrow Amount from each subscriber is held in the Escrow Account.

         8. Duties of Escrow Agent. Notwithstanding anything herein to the contrary, the Escrow Agent's sole responsibility under this Agreement shall be for the safekeeping of the Escrow Amount and interest earned thereon, which are to be delivered only to the parties in the manner and at the times specifically authorized and directed in this Agreement. Unless the Escrow Agent disagrees with the Corporation's interest calculations and in such event the Escrow Agent's calculations shall prevail, all calculations of interest due to individual subscribers pursuant to this Agreement shall be made by the Corporation, it being intended hereby that the Escrow Agent's sole obligation will be to act as a custodian of the funds in the Escrow Account as provided herein and that all administrative and record-keeping activity relating to the interests of the Corporation or subscribers of the Common Stock including, but not limited to, the calculation of amounts due the subscribers or the Corporation from funds verified by the Escrow Agent to be on deposit hereunder shall be performed by the Corporation. Except with respect to obligations otherwise provided for herein, the Escrow Agent shall not be subject to, nor be under any obligation to ascertain or construe, the terms and conditions of any other instruments or agreements, including specifically and without limitation, any other instruments or agreements referred to in this Agreement, nor shall the Escrow Agent be obligated to inquire as to the form, execution, sufficiency or validity of any such instruments or agreements or the identity or authority or offices of the persons executing and delivering same.

         It is agreed that the Escrow Agent's duties are only such as are herein specifically provided. The Escrow Agent shall have no responsibility (1) for the disposition or investment of funds by the Corporation after they are transferred by the Escrow Agent to the Deposit Account or (2) to determine that the share certificates representing Common Stock are issued and delivered to the subscribers. The Escrow Agent shall not be required to institute legal proceedings of any kind. The Escrow Agent will not incur any liability to the Corporation in acting in accordance with any written or oral instructions given to it hereunder by an authorized representative of the Corporation. The Escrow Agent shall be under no duty or have any liability with respect to the Escrow Account, other than those duties imposed by this Agreement and by applicable statutes or laws.


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         Notwithstanding anything herein to the contrary, the Escrow Agent may be discharged from its duties under this Agreement upon notice of such discharge from the Corporation. Upon the discharge of the Escrow Agent, the Escrow Agent shall deliver all funds held hereunder to a person or persons designated by the Corporation, and this Agreement shall terminate.

         9. Indemnification. The Escrow Agent, any parent or affiliate of the Escrow Agent, and any officer, director, shareholder or employee of the Escrow Agent (any parent or affiliate of the Escrow Agent, and any officer, director, shareholder or employee of the Escrow Agent, are referred to herein as the Escrow Agent's "Agents") shall not be liable to the Corporation or any subscriber for any act which the Escrow Agent or its Agents may do or omit to do hereunder in good faith, and the Corporation hereby warrants and agrees forever to save, hold and keep the Escrow Agent and its Agents harmless from any liability or claims (including reasonable attorney's fees and court costs) suffered or incurred in connection with its acting as Escrow Agent or with the Prospectus or the Offering, or any federal and state securities laws; provided, however, that the Escrow Agent and its Agents shall be responsible for any and all acts of gross negligence or willful misconduct on the part of the Escrow Agent or its Agents.

         10. Remuneration. The Corporation agrees to pay to the Escrow Agent and the Escrow Agent agrees to accept as remuneration for services rendered as Escrow Agent hereunder, an amount equal to One Thousand Five Hundred Dollars ($1500.00). Such fee shall be paid upon the execution of this Agreement. In addition, in the event that the Escrow Agent is required to remit to the subscribers for the Common Stock the respective amounts of their funds received under this Agreement in accordance with Section 3 or Section 7 hereof, the Corporation agrees to pay to the Escrow Agent, prior to the remission of such funds, a fee sufficient to cover the cost of returning such funds via registered mail, for each subscriber to whom funds are to be remitted.

         11. Disputes. If the Corporation and any other party disagree on any matter connected with the Escrow Account (a) the Escrow Agent may wait for a settlement by appropriate legal proceedings or other means that the Escrow Agent may require, and in such event the Escrow Agent will not be liable for interest or damage, (b) the Escrow Agent will be entitled to such reasonable compensation for services, costs and attorneys' fees as a court may award if the Escrow Agent intervenes in or is made a party to any legal proceedings, (c) the Escrow Agent shall be entitled to hold documents and funds deposited in the Escrow Account pending settlement of the disagreement by any of the above means, and (d) the Escrow Agent shall be entitled to file an interpleader action and deposit any funds or property with an appropriate court.

         12. Notices to Escrow Agent. Any written notice required to be given or delivered to the Escrow Agent shall be deemed conclusively given and delivered hereunder if the written notice is

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mailed, by registered or certified mail or by overnight delivery service, addressed as follows:

                  The First National Bank of Maryland
                  Financial Institutions Division 101-710
                  P.O. Box 1596
                  Baltimore, Maryland 21203
                  Attention: T. P. Swindell

         13. Assignment. This Agreement may be assigned by a party hereto only with the consent of the other party, and shall be binding on the successors and permitted assigns of each of the parties.

         14. Governing Law. This Agreement shall be governed, construed and enforced in accordance with laws of the State of Maryland.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                       AMERICASBANK CORP.


                                       By: /s/ J. Clarence Jameson, III
                                          -----------------------------
                                          J. CLARENCE JAMESON, III,
                                          President


                                       THE FIRST NATIONAL BANK OF
                                       MARYLAND

                                            /s/ T. P. Swindell
                                       By:______________________________
                                            T. P. SWINDELL
                                            Senior Vice President

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